Exhibit 99.1

For more information:

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

ALPHATEC SPINE ANNOUNCES THIRD QUARTER 2009

REVENUE AND FINANCIAL RESULTS

- Record revenue of $32.7 million; 9th consecutive quarter of record revenue;

Adjusted EBITDA increases to $3.6 million -

CARLSBAD, Calif., November 9, 2009 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions affecting to the aging spine, announced today financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Results:

•	Record consolidated revenue of $32.7 million reported in the third quarter 2009, which represents 27% growth over the third quarter 2008

•	US revenue growth of 21% over prior year third quarter and year-over-year growth of 28% for the last nine months

•	International revenue of $6.6 million, which represents 52% growth over the third quarter 2008

•	Year-to-date revenue of $95.6 million, representing an increase of 31% over the same period 2008

•	Adjusted EBITDA of $3.6 million in the third quarter 2009 and $7.8 million for year-to-date nine months, reflecting strengthening operating leverage

•	31% increase over second quarter 2009 adjusted EBITDA of $2.8 million

•	$9.7 million increase over prior year-to-date nine months adjusted EBITDA of negative ($1.9) million

•	Reiterating 2009 revenue guidance of $128 million to $130 million and adjusted 2009 EBITDA guidance of $12.5 million to $14.5 million

Third Quarter 2009 Highlights:

•	US market launch of the Illico SE percutaneous MIS system

•	OsseoScrew submitted to the FDA for 510K approval

•	OsseoFix patient enrollment initiated for US clinical study

•	Settlement of Brodke et al. litigation matter

•	Year-to-date over 300 patients treated in Europe with OsseoFix

•	Year-to-date over 150 surgeons trained in Europe with OsseoFix

“I am pleased to announce that our revenue continues to grow at a record pace. We have had nine consecutive quarters of revenue growth, which is outpacing the growth of the overall spine market. We continue to gain market share through our strengthening US and international distribution network, expanded core product offerings, and our aging spine product portfolio. In addition, we continue to acquire key intellectual property by strategically entering into licensing and assignment agreements,” stated Dirk Kuyper, Alphatec Spine’s President and Chief Executive Officer. Mr. Kuyper continued, “We also continue to improve our operating leverage with increased adjusted EBITDA performance while investing in our product development pipeline and controlling our costs. Our aging spine strategy continues to progress nicely. We have begun enrolling patients in the OsseoFix clinical trial in the US, and we are in discussions with the FDA regarding the OsseoScrew 510K. In addition, we are extremely pleased with the level of market adoption of OsseoFix in Europe - over 300 patients and 400 vertebral levels have been treated year-to-date through the third quarter.”

Mr. Kuyper continued, “We are looking forward to the North American Spine Society meeting in San Francisco on November 11th – 14th where we will be showcasing several new products. In addition, we will be hosting an investor breakfast on November 11th that will feature hands-on demonstrations of several products in our development pipeline”.

Third Quarter 2009 Financial Results

Consolidated revenues for the third quarter 2009 were $32.7 million, an increase of 26.6% from the $25.8 million reported for the third quarter 2008. US revenues for the third quarter 2009 were $26.1 million, an increase of 21.4% from the $21.5 million reported for the third quarter 2008. Asia revenues for the third quarter 2009 were $5.6 million, an increase of 44.5% from the $3.9 million reported for the third quarter 2008. Europe revenues for the third quarter 2009 were $1.0 million, an increase of $0.5 from the $0.5 million reported for the third quarter 2008.

Consolidated gross profit for the third quarter 2009 was $20.8 million, an increase of $4.1 million over third quarter 2008 of $16.7 million. Third quarter 2009 gross margin of 63.7% was lower than third quarter 2008 gross margin of 64.7%. US gross margin in third quarter 2009 was 68.9%, an increase of 1.1 percentage points over third quarter 2008 US gross margin of 67.8%. The overall decrease in gross margin was primarily due to increased European and Asian sales mix, which have a lower gross margin, and higher instrument depreciation expenses, partially offset by decreased royalty expenses and improved manufacturing efficiencies.

Total operating expenses for the third quarter 2009 were $21.5 million, an increase of $0.3 million compared to third quarter 2008 of $21.2 million. The increase in third quarter 2009 was primarily due to increased sales and marketing expenses to support revenue growth, partially offset by reduced in-process research and development (IPR&D) expenses.

Research and development expenses for the third quarter 2009 were $3.6 million, a $0.2 million increase, compared to third quarter 2008 of $3.4 million.

Sales and marketing expenses for the third quarter 2009 were $12.6 million, an increase of $1.9 million compared to the third quarter 2008 of $10.7 million. The increase was primarily due to an increase in sales commission expenses related to increased US sales volume and increased sales expenses in Asia.

General and administrative expenses for the third quarter 2009 were $5.2 million, a decrease of $0.6 million, compared to the third quarter 2008 of $5.8 million.

Net loss for the third quarter 2009 was $1.3 million, or ($0.02) per share (basic and diluted), compared with a net loss of $4.9 million, or ($0.10) per share (basic and diluted) for the third quarter 2008.

Adjusted EBITDA of $3.6 million was reported for the third quarter 2009 compared to negative ($0.1) million for the third quarter 2008. Adjusted EBITDA of $3.6 million represents a 31% increase over second quarter 2009 of $2.8 million.

Conference Call

Alphatec Spine will host a conference call today at 5:00 a.m. PT / 8:00 a.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (877) 856-1960 for domestic callers and (719) 325-4932 for international. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website, for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its US operations, the Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website enables patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information on the website includes published abstracts regarding the aging spine.

Non-GAAP Information for Adjusted EBITDA

Adjusted EBITDA included in this press release is a non-GAAP (generally accepted accounting principles) financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation costs, and other non-recurring income of expense items, such as in-process research and development expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a baseline for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2009 revenue and earnings projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including the successful global launch of those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain FDA clearance or approval for new products including the OsseoFix and the OsseoScrew, or unexpected or prolonged delays in the process, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement and acceptable collections from hospitals for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

# # #

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues	$32,677	$25,816	$95,550	$72,866
Cost of revenues	11,866	9,108	34,108	25,011

Gross profit	20,811	16,708	61,442	47,855

Operating expenses:
Research and development	3,630	3,361	9,933	9,919
In-process research and development	50	1,300	5,833	2,600
Sales and marketing	12,565	10,723	38,159	30,888
General and administrative	5,223	5,779	16,749	17,083
Litigation settlement	—	—	—	11,000

Total operating expenses	21,468	21,163	70,674	71,490

Operating loss	(657)	(4,455)	(9,232)	(23,635)
Interest and other income (expense), net	(628)	(323)	(2,507)	(352)

Loss before tax provision	(1,285)	(4,778)	(11,739)	(23,987)
Income taxes	(2)	82	230	243

Net loss	$(1,283)	$(4,860)	$(11,969)	$(24,230)

Net loss per common share - basic and diluted	$(0.02)	$(0.10)	$(0.25)	$(0.52)

Weighted-average shares - basic and diluted	51,516	46,387	48,411	46,221

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands - unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$14,110	$18,315
Accounts receivable, net	21,744	18,759
Inventories, net	28,615	24,170
Prepaid expenses and other current assets	4,468	3,847
Deferred income tax assets	419	418

Total current assets	69,356	65,509

Property and equipment, net	29,955	23,093
Goodwill	60,132	60,124
Intangibles, net	3,217	4,280
Other assets	1,645	2,542

Total assets	$164,305	$155,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,049	$10,504
Accrued expenses	16,242	16,739
Deferred revenue	2,067	1,858
Current portion of long-term debt	6,405	2,109

Total current liabilities	38,763	31,210

Total other long term liabilities	26,685	29,264
Redeemable preferred stock	23,605	23,605
Total stockholders’ equity	75,252	71,469

Total liabilities and stockholders’ equity	$164,305	$155,548

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating loss, as reported	$(657)	$(4,455)	$(9,232)	$(23,635)
Add back:
Depreciation	2,292	1,350	6,234	3,459
Amortization of intangibles	854	891	2,410	2,456

Total EBITDA	2,489	(2,214)	(588)	(17,720)

Add back significant items:
Stock-based compensation	1,098	823	2,563	2,263
In-process research and development	50	1,300	5,833	2,600
Litigation Settlement	—	—	—	11,000

EBITDA, as adjusted for significant items	$3,637	$(91)	$7,808	$(1,857)

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except gross profit margin percentages - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues by geographic segment
U.S.	$26,052	$21,465	$76,243	$59,471
Asia	5,589	3,867	16,892	12,911
Europe	1,036	484	2,415	484

Total revenues	$32,677	$25,816	$95,550	$72,866

Gross profit by geographic segment
U.S.	$17,937	$14,552	$53,100	$42,087
Asia	2,462	1,870	7,377	5,482
Europe	412	286	965	286

Total gross profit	$20,811	$16,708	$61,442	$47,855

Gross profit margin by geographic segment
U.S.	68.9%	67.8%	69.6%	70.8%
Asia	44.1%	48.4%	43.7%	42.5%
Europe	39.8%	59.1%	40.0%	59.1%

Total gross profit margin	63.7%	64.7%	64.3%	65.7%